EXHIBIT 99.1
DEX MEDIA ANNOUNCES QUARTERLY DIVIDEND
DENVER, Sept. 22 – Dex Media, Inc. (NYSE:DEX) announced today that its Board of Directors declared on Sept. 22, 2005, a quarterly cash dividend of $0.09 per common share, payable October 31, 2005, to shareholders of record as of October 13, 2005.
About Dex Media, Inc.
Dex Media, Inc., is the leading provider of print directories and Internet-based local search for 14 Western and Midwestern states. As the official publisher for Qwest Communications International Inc., Dex published 44.5 million copies of 269 White and Yellow Page directories in 2004. Dex’s Internet-based directory, DexOnline.com™, has been the most used Internet Yellow Pages local search site in the Dex region for six consecutive quarters, with a share of the local search market that is more than the next two competitors combined. In 2004, Dex Media generated revenue of approximately $1.65 billion, excluding the effects of purchase accounting related to the acquisition of Dex Media West LLC.
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